Exhibit 4.2

Stock Option Plan

1	PURPOSE OF PLAN

1.1	The purpose of the Plan is to assist directors, officers, key employees, consultants and members of the Clinical Advisory Board (if any) of the Corporate Group to participate in the growth and development of the Corporate Group by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2	DEFINED TERMS

Where used herein, the following terms shall have the following meanings, respectively:

2.1	“Affiliate” shall mean any Entity in an unbroken chain of Entities beginning with the Corporation if, at the time of granting of the option, each of the Entities other than the last Entity in the unbroken chain own stock or other comparable equity interest to which are attached more than 50% of the aggregate number of votes attached to the outstanding shares of all classes of stock or other comparable equity interest in the Entity directly below that Entity in such chain;

2.2	“Blackout Period” means a period when the Optionee is prohibited from trading in the Corporation’s securities pursuant to a blackout period established by the Corporation;

2.3	“Board” means the board of directors of the Corporation or, if established and duly authorized to act, the Executive Committee of the board of directors of the Corporation;

2.4	“Business Day” means any day, other than a Saturday or a Sunday;

2.5	“Committee” shall have the meaning attributed thereto in Section 3;

2.6	“Corporate Group” means the Corporation and its Affiliates, present and future, so long as such Entity remains an Affiliate;

2.7	“Corporation” means BELLUS Health Inc. and includes any successor corporation thereto;

2.8	“Designated Exchange” shall mean the Toronto Stock Exchange or such other stock exchange as may be designated from time to time by the Board;

2.9	“Dividends Paid in the Ordinary Course” means such dividends paid in cash on the Shares in any fiscal year of the Corporation to the extent that such dividends in the aggregate do not exceed in amount or value the greatest of: (a) 110% of the aggregate amount or value of the dividends paid by the Corporation on its Shares in the 12 consecutive months ended immediately prior to the first day of such fiscal year; (b) 25% of the consolidated net earnings of the Corporation before extraordinary items and after dividends paid on any and all preferred shares of the Corporation for the most recently completed fiscal year; and (c) 10% of the aggregate of all classes of share capital, other paid-in-capital, retained earnings/deficit and any and all surplus accounts and reserves as shown on the audited financial statements of the Corporation for the most recently ended fiscal year;

2.10	“Eligible Person” means any director, officer, full time employee, consultant or member of the Clinical Advisory Board of the Corporate Group;

2.11	“Entity” means any corporation, company, partnership, trust, limited liability company, foundation, and/or firm;

2.12	“Grant Date” means the date at which an Option is granted to an Optionee;

2.13	“Market Price” means the volume weighted average trading price for the Shares for the five days preceding the date of grant during which the Shares were traded on the Designated Exchange;

2.14	“Option” means an option to purchase Shares granted under the Plan;

2.15	“Option Price” means the price per share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Section 9;

2.16	“Optionee” means a person to whom an Option has been granted;

2.17	“Plan” means the BELLUS Health Inc. Stock Option Plan, as amended herein, as the same may be amended or varied from time to time;

2.18	“Shares” means the Common Shares of the Corporation, or, in the event of an adjustment contemplated by Section 9, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

2.19	“Trading Day”, with respect to any stock exchange or over the counter market, means a day on which Shares may be traded through the facilities of such stock exchange or in such over the counter market.

3	ADMINISTRATION OF THE PLAN

3.1	The Plan shall be administered by a committee (the “Committee”) appointed by the Board and consisting of not less than three members of the Board. The members of the Committee shall serve at the pleasure of the Board and vacancies occurring in the Committee shall be filled by the Board.

3.2	The Committee shall elect one of its members as its Chairman and shall hold its meetings at such time and place, as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and all actions of the Committee shall be taken by a majority of the members present at any meeting. Any action of the Committee may be taken by an instrument or instruments in writing signed by all the members of the Committee, and any action shall be as effective as if it had been passed by a majority of the votes cast by the members of the Committee present at a meeting of such members duly called and held.

3.3	The Committee shall have, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan (including approval of the Board pursuant to Section 5 hereof), the power to:

3.3.1	establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

3.3.2	interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Committee shall be final, binding and conclusive for all purposes;

3.3.3	determine to which Eligible Persons Options are granted and to grant Options;

3.3.4	determine the number of Shares covered by each Option;

3.3.5	determine the time or times when Options will be granted and exercisable;

3.3.6	determine if the Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

3.3.7	prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

4	SHARES SUBJECT TO PLAN

4.1	Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares of all classes reserved for issuance under this Plan, subject to adjustment or increase of such number pursuant to the provisions of Section 9, together with any Shares reserved for issuance under any options for services or employee stock purchase or stock option plans or any other plans of the Corporate Group, shall not exceed 12.5% of the total number of Shares issued and outstanding from time to time and also provided that:

4.1.1	the aggregate number of Shares reserved for issuance at any time to any one Optionee shall not exceed 5% of the number of Shares of the Corporation outstanding on a non-diluted basis at such time, less the total of all shares reserved for issuance to such Optionee pursuant to any other share compensation arrangement of the Corporate Group;

4.1.2	the aggregate number of Shares issuable (or, reserved for issuance) to insiders of the Corporate Group under the Plan and any other share compensation arrangement of the Corporate Group, cannot at any time exceed 10% of the issued and outstanding Shares of the Corporation; and

4.1.3	the aggregate number of Shares issued to insiders under the Plan and any other share compensation arrangement of the Corporate Group, within a one year period, cannot exceed 10% of the issued and outstanding Shares of the Corporation.

No fractional shares may be purchased or issued under the Plan.

For the purposes of this Plan: (i) the terms “insider” and “associate” shall have the respective meanings ascribed thereto in Sections 613 and following of the Toronto Stock Exchange Company Manual; (ii) the “outstanding issue” means the aggregate number of Shares outstanding on a non-diluted basis immediately prior to the share issuance in question, and (iii) a “share compensation arrangement” means a stock option, stock option plan, stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to one or more employees or directors, including a share purchase from treasury which is financially assisted by the Corporate Group by way of a loan, guarantee or otherwise.

5	ELIGIBILITY, GRANT AND TERMS OF OPTIONS

5.1	Options may be granted by the Corporation to Eligible Persons pursuant to recommendations of the Committee, provided and to the extent that such recommendations are approved by the Board.

5.2	Subject as herein and as otherwise specifically provided for in this Section 5, the number of Shares subject to each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Committee and be subject to approval by the Board, provided, however, that if no specific determination is made by the Committee with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

5.2.1	the period during which an Option shall be exercisable shall be 10 years from the Grant Date; and

5.2.2	the Optionee may take up and pay for not more than 20% of the Shares covered by the Option after the expiration of each one year period in arrears from the Grant Date; provided, however, that if the number of Shares taken up under the Option after the expiration of each one-year period is less than 20% of the Shares covered by the Option, the Optionee shall have the right, on a cumulative basis, at any time or from time to time during the remainder of the term of the Option, to purchase such number of Shares subject to the Option that were purchasable, but not purchased by him, after the expiration of each such one-year period.

5.3	The Option Price on Shares that are the subject of any Option shall in no circumstances be lower than the Market Price at the date of the grant of the Option.

5.4	An Option is personal to the Optionee and is non assignable.

5.5	If the term of an Option held by any Eligible Person expires during or within 10 Business Days of the expiration of a Blackout Period, then the term of such Option or the unexercised portion thereof, shall be extended 10 Business Days after the expiration of the Blackout Period (the “Blackout Expiration Term”).

6	TERMINATION OF EMPLOYMENT; DEATH

6.1	Subject to Section 6.2 and to any express resolution passed by the Committee with respect to an Option, an Option, and all rights to purchase Shares pursuant thereto, shall expire and terminate immediately upon the Optionee ceasing to be a director, officer, full time employee, consultant or member of the Clinical Advisory Board of the Corporate Group. For greater certainty, the Optionee shall not lose any rights to any Options granted pursuant to the Plan if he changes positions within the Corporate Group so long as he remains an Eligible Person.

6.2	If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee by the Corporate Group shall terminate for any reason whatsoever other than termination by the Corporate Group for cause, but including termination by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised, if the Optionee is deceased, by the legal personal representative(s) of the estate of the Optionee during the first three months following the death of the Optionee, or if he is alive, by the Optionee, at any time within three months of the date of termination of the employment of the Optionee (but in either case prior to the expiry of the Option in accordance with the terms thereof), but only to the extent that the Optionee was entitled to exercise such Option at the date of the termination of his employment.

6.3	Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed on a full time basis by, or continues to be a director of any Entity of the Corporate Group.

7	EXERCISE OF OPTIONS

7.1	Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2	Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligations to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to the receipt from the Optionee of such representations, agreements and undertakings, including (a) as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and (b) completion of such registration or other qualification of such Shares or obtaining approval of such government authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof.

In this respect the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

7.3	The issuance of Shares upon the exercise of Options must comply with all applicable securities laws. Without limiting the foregoing, any Shares issued upon exercise of Options granted pursuant to this Plan must be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and all applicable state securities laws or must comply with the requirements of an exemption or exclusion therefrom. If the Shares issued upon exercise of Options are issued in reliance upon an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, such Shares will be “restricted securities” (as such term is defined in Rule 144 under the U.S. Securities Act) and the certificate representing such Shares will bear a legend restricting the transfer of such securities under the U.S. Securities Act and applicable state securities laws. The Board may require that an Optionee provide certain representations, warranties and certifications to the Corporation to satisfy the requirements of applicable securities laws, including without limitation, the registration requirements of the U.S. Securities Act and applicable state securities laws or exemptions or exclusions therefrom.

7.4	Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation may, from time to time, implement such procedures and conditions as it determines appropriate with respect to the withholding and remittance of taxes imposed under applicable law, or the funding of related amounts for which liability may arise under such applicable law. Without limiting the generality of the foregoing, an Optionee who wishes to exercise an Option, the Shares issuable in respect of which are not to be sold on the Optionee’s behalf by the Corporation, must, in addition to following the procedures set out elsewhere in this Plan, and as a condition of exercise:

7.4.1	deliver a certified cheque, wire transfer or bank draft payable to the Corporation for the amount determined by the Corporation to be the appropriate amount on account of such taxes or related amounts; or

7.4.2	otherwise ensure, in a manner acceptable to the Corporation (if at all) in its sole and unfettered discretion, that the amount will be securely funded;

7.4.3	and must in all other respects follow any related procedures and conditions imposed by the Corporation.

In the event of an exercise pursuant to which Shares issuable to the Optionee are to be sold on the Optionee’s behalf, the Corporation shall deduct from any proceeds payable to the Optionee any and all amounts necessary to satisfy the Corporation’s withholding and/or remittance obligations under applicable law.

8	ACCELERATED VESTING UPON ACQUISITION EVENT

8.1	Notwithstanding any vesting period determined by the Board in respect of any Option granted to an Optionee at any time, the Board may, upon written notice to all the Optionees, provide that all or a portion of the then vested or unvested Options held by such Optionees will become exercisable in full as of a specified time prior to the consummation of the Acquisition Event and that all or a portion of the Options (whether or not vested) will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Optionees before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of Shares will receive upon consummation thereof a cash payment for each Share surrendered pursuant to such Acquisition Event (the “Acquisition Price”), then the Board may instead provide in such notice that all or a portion of the outstanding vested or unvested (or both) Options shall terminate upon consummation of such Acquisition Event and that each Optionee shall receive, in exchange therefore, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of Shares subject to such outstanding Options (whether or not then vested), exceeds (B) the aggregate Option Price of such Options. For the purposes hereof, “Acquisition Event” shall mean any transaction or series of transactions after which a Person (or a related group of Persons) owns at least 50.1% of the common Shares of the Corporation; and “Person” shall mean any individual, corporation or company, partnership, joint venture, syndicate, sole proprietorship, trust, trustee, executor, administrator or other legal representative or an unincorporated organization, government or governmental authority or entity.

9	CERTAIN ADJUSTMENTS9.1Subject to regulatory approval, the Option Price and the number of Shares to which an Optionee may be entitled upon the exercise of an Option shall be subject to adjustment from time to time upon the occurrence of any of the events and in the manner provided as follows:

9.1.1	If and whenever the Corporation shall:

(a)	issue Shares (or securities exchangeable for or convertible into Shares) to all or substantially all of the holders of Shares as a stock dividend or other distribution;

(b)	subdivide or change its outstanding Shares into a greater number of Shares; or

(c)	reduce, combine or consolidate its outstanding Shares into a smaller number of Shares;

(any of such events, a “Share Reorganization”), then effective immediately after the record date or effective date, as the case may be, at which the holders of Shares are determined for the purposes of the Share Reorganization, the Option Price shall be adjusted to a price determined by multiplying the applicable Option Price in effect on such effective date or record date by a fraction, the numerator of which shall be the number of Shares outstanding on such effective date or record date before giving effect to such Share Reorganization and the denominator of which shall be the number of Shares outstanding immediately after giving effect to such Share Reorganization (including, in the case where securities exchangeable for or convertible into Shares are distributed, the number of additional Shares that would have been outstanding had such securities been exchanged for or converted into Shares immediately after giving effect to such Share Reorganization).

9.1.2	If and whenever the Corporation shall fix a record date for the issuing of rights, options or warrants to all or substantially all of the holders of the Shares entitling them for a period expiring not more than 45 days after such record date (the “Rights Period”) to subscribe for or purchase Shares (or securities exchangeable for or convertible into Shares) at a price per share (or having a conversion or exchange price per share) which is less than 95% of the Market Price on the record date for such issue (any of such events, a “Rights Offering”), then effective immediately after the end of the Rights Period, the Option Price shall be adjusted to a price determined by multiplying the applicable Option Price in effect at the end of the Rights Period by a fraction:

(a)	the numerator of which shall be the sum of:

(i)	the number of Shares outstanding as of the record date for the Rights Offering; and

(ii)	a number determined by dividing (1) the product of either (i) the number of Shares issued during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering and (ii) the price at which such Shares are issued, or, as the case may be, (iii) the number of Shares for or into which the convertible or exchangeable securities issued during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering are exchangeable or convertible and (iv) the exchange or conversion price of the convertible or exchangeable securities so issued, by (2) the Market Price as of the record date for the Rights Offering; and

(b)	the denominator of which shall be the number of Shares outstanding (including the number of Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering) or which would be outstanding upon the conversion or exchange of all convertible or exchangeable securities issued during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering, as applicable, in each case after giving effect to the Rights Offering.

Any Optionee who shall have exercised his right to purchase Shares during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period therefor, in addition to the Shares to which he is otherwise entitled upon such exercise, shall be entitled to that number of additional Shares equal to the result obtained when the difference, if any, between the Option Price in effect immediately prior to the end of such Rights Offering and the Option Price, as adjusted for such Rights Offering pursuant to this Section 9.1.2, is multiplied by the number of Shares purchased upon exercise of the Option held by such Optionee during such period, and the resulting product is divided by the Option Price, as adjusted for such Rights Offering pursuant to this Section 9.1.2. Such additional Shares shall be deemed to have been issued to the Optionee immediately following the end of the Rights Period and a certificate for such additional Shares shall be delivered to such Optionee within 10 Business Days following the end of the Rights Period.

9.1.3	If and whenever the Corporation shall fix a record date for the payment, issue or distribution to all or substantially all of the holders of Shares of (i) a dividend, (ii) cash or assets (including evidences of the Corporation’s indebtedness), or (iii) rights, options, warrants or other securities (including securities exchangeable for or convertible into Shares), and such payment, issue or distribution does not constitute a Dividend Paid in the Ordinary Course, a Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a “Special Distribution”), the Option Price shall be adjusted effective immediately after such record date to a price determined by subtracting from the applicable Option Price in effect on such record date the quotient of:

(a)	the fair market value, as determined in good faith by action of the Board (whose determination shall be conclusive), to the holders of Shares of such dividend, cash, assets, rights or securities so paid, issued or distributed less the fair market value, as determined in good faith by action of the Board (whose determination shall be conclusive), of the consideration, if any, received therefor by the Corporation; divided by

(b)	the number of Shares outstanding on such record date.

Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such payment, issuance or distribution is not so made, the Option Price shall be readjusted effective immediately to the Option Price which would then be in effect based upon such payment, issuance or distribution actually made.

9.1.4	If and whenever the Corporation or a subsidiary of the Corporation shall make an issuer bid (other than a normal course issuer bid) to all or substantially all of the shareholders of the Corporation for all or any portion of the Shares where the cash and the value of any other consideration included in such payment per Share exceeds the Market Price on the Trading Day immediately preceding the commencement of the issuer bid or tender or exchange offer (any such issuer being called an “Issuer Bid”), the Option Price shall be adjusted to a price determined by multiplying the applicable Option Price in effect on the date of the completion of such Issuer Bid by a fraction:

(a)	the numerator of which shall be the product of:

(i)	the number of Shares outstanding immediately prior to the completion of the Issuer Bid (without giving effect to any reduction in respect of any tendered or exchanged shares); and

(ii)	the Market Price on the Trading Day immediately preceding the commencement of the Issuer Bid; and

(b)	the denominator of which shall be the sum of:

(i)	the fair market value (determined by the Board, acting reasonably, whose determination shall be conclusive and described in a resolution of the Board) of the aggregate consideration paid by the Corporation or subsidiary to holders of Shares upon the completion of such Issuer Bid; and

(ii)	the product of (i) the difference between the number of Shares outstanding immediately prior to the completion of the Issuer Bid (without giving effect to any reduction in respect of tendered or exchanged shares) and the number of Shares actually purchased by the Corporation or subsidiary pursuant to the Issuer Bid, and (ii) the Market Price on the Trading Day immediately preceding the commencement of the Issuer Bid.

9.1.5	If and whenever there shall be a reorganization, reclassification or other change of Shares outstanding at such time or change of the Shares into other shares or into other securities (other than a Share Reorganization), or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other corporation or other entity (other than a consolidation, amalgamation, arrangement or merger which does not result in any reclassification of the outstanding Shares or a change of the Shares into other shares), or a sale, conveyance or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity in which the holders of Shares are entitled to receive shares, other securities or property, including cash (any of such events being herein called a “Capital Reorganization”), any Optionee who exercises his right to subscribe for and purchase Shares pursuant to the exercise of Options after the effective date of such Capital Reorganization shall be entitled to receive, and shall accept for the same aggregate consideration in lieu of the number of Shares to which such holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property, including cash, which such holder would have received as a result of such Capital Reorganization had he exercised his right to acquire Shares immediately prior to the effective date or record date, as the case may be, of the Capital Reorganization and had he been the registered holder of such Shares on such effective date or record date, as the case may be, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in Sections 9.1.2 and 9.1.3 hereof. If determined appropriate by the Board, acting reasonably, subject to any necessary regulatory approvals, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 9, with respect to the rights and interests thereafter of the Optionee to the end that the provisions set forth in this Section 9 shall thereafter correspondingly be made applicable as nearly as may be reasonably possible in relation to any shares, other securities or other property, including cash, thereafter deliverable upon the exercise of the Option. Any such adjustment shall be made by and set forth in an agreement supplemental hereto approved by action of the Board, acting reasonably, subject in all cases to any necessary regulatory approvals, and shall for all purposes be conclusively deemed to be an appropriate adjustment.

9.1.6	If and whenever at any time prior to the expiry of the Option there shall occur a Share Reorganization, a Rights Offering, a Special Distribution or an Issuer Bid and any such event results in (i) an adjustment to the Option Price pursuant to the provisions of this Section 9 and (ii) a modification in the number of Shares outstanding, the number of Shares purchasable upon the exercise of each Option (at the adjusted Option Price) shall be adjusted contemporaneously with the adjustment of the Option Price by multiplying the number of Shares theretofore purchasable on the exercise thereof by a fraction, the numerator of which shall be the applicable Option Price in effect immediately prior to such adjustment and the denominator of which shall be the applicable Option Price resulting from such adjustment.

9.1.7	In case the Corporation after the date of issue of the Options shall take any action affecting the Shares, other than action described in this Section 9, which in the opinion of the Board, acting reasonably, would materially adversely affect the rights of the Optionees, the Option Price or the number of Shares purchasable upon the exercise of each Option shall be adjusted in such manner, if any, and at such time, by action of the Board, acting reasonably, as it may determine to be equitable in the circumstances, but subject in all cases to any necessary regulatory approvals.

9.1.8	Notwithstanding anything in this Section 9, should the Board determine, acting reasonably, that any adjustment to the Option Price or the number of Shares purchasable upon the exercise of each Option made pursuant to this Section 9 is insufficient or inadequate to protect the rights of the Optionees or to preserve the value of the Options, the Board, acting reasonably, shall have the right to take any action as it may determine to be equitable in the circumstances, including, without limitation, the making of any payment, to sufficiently and adequately protect the rights of the Optionees and preserve the value of the Options, but subject in all cases to any necessary regulatory approvals.

9.2	For the purposes of Section 9, any adjustment shall be made successively whenever an event referred to therein shall occur, subject to the following provisions:

9.2.1	all calculations shall be made to the nearest 1/100th of a Share;

9.2.2	no adjustment shall be made in the number of Shares which may be subscribed for upon exercise of the Option unless it would require a change of at least 1/100th of a Share; provided, however, that any adjustments which, except for the provisions of this Section 9.2.2 would otherwise have been required to be made shall be carried forward and taken into account in any subsequent adjustment, and that in no event shall the Corporation be obligated to issue fractional Shares or fractional interests in Shares upon exercise of an Option or pay any amount in cash in lieu of issuing fractional Shares;

9.2.3	if a dispute shall at any time arise with respect to adjustments to the Option Price or the number of Shares purchasable pursuant to the exercise rights represented by an Option, such disputes shall be conclusively determined by the Board, acting reasonably, and any such determination shall be conclusive evidence of the correctness of any adjustments made;

9.2.4	if the Corporation shall set a record date to determine the holders of its Shares for the purpose of entitling them to receive any dividend or distribution or any subscription or purchase rights, options or warrants and shall thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or purchase rights legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Option Price or the number of Shares purchasable upon exercise of the Option shall be required by reason of the setting of such record date; and

9.2.5	as a condition precedent to the taking of any action which would require any adjustment in any of the subscription rights pursuant to any of the Options, the Corporation shall take any corporate action that may, in the opinion of counsel, be necessary in order that the Corporation may validly and legally issue as fully paid and non-assessable, all of the Shares that the Optionees are entitled to receive on full exercise thereof in accordance with the provisions hereof.

10	AMENDMENT OR DISCONTINUANCE OF PLAN

10.1	The Board may, subject to regulatory approval, amend the Plan at any time without notice or approval from the shareholders of the Corporation or any Optionee, for any purpose whatsoever, including, without limitation for the purpose of:

10.1.1	amendments of a “housekeeping” nature, which include, without limitation, amendments to ensure continued compliance with applicable laws, regulations, rules or policies of any regulatory authority and amendments to remove any ambiguity or to correct or supplement any provision contained in the Plan which may be incorrect or incompatible with any other provision of the Plan;

10.1.2	a change to the vesting provisions of an Option or the Plan;

10.1.3	a change to the termination provisions of an Option which does not entail an extension beyond the original expiration date; and

10.1.4	the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying Shares from the number of Shares reserved for issuance under the Plan;

provided, however, that no such amendment may increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the minimum Option Price, alter the Blackout Expiration Term or, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan. Furthermore, the Board may, subject to regulatory approval, discontinue the Plan at any time without notice or approval from the shareholders of the Corporation or any Optionee, for any purpose whatsoever.

10.2	Notwithstanding Section 10.1, (i) a reduction in the Option Price, (ii) an extension of the expiration date of an outstanding Option, (iii) any amendment to the definition of “Eligible Person” under the Plan, or (iv) any amendment which would permit Options to be transferable or assignable other than for normal estate settlement purposes, may not be made without the approval of the shareholders of the Corporation (excluding the votes of securities held directly or indirectly by insiders benefiting from the amendment), provided that: (x) an adjustment to the Option Price pursuant to Article 9 hereof and (y) an extension of the expiry date pursuant to Section 5.5 hereof, in each case subject to any applicable regulatory requirements, shall not require approval of the shareholders of the Corporation.

10.3	Subject to Section 5.2.1, but notwithstanding anything else contained to the contrary in this Plan, or in any resolution of the Board in the implementation thereof, the Board may, by resolution, and with the approval of the Toronto Stock Exchange, approve, at the election of Optionees who cease to be directors of the Corporation upon application of the mandatory retirement policy adopted by the Board from time to time, either:

10.3.1	the acceleration of the date upon which any unvested Option may vest, and therefore be exercisable by such Optionees, subject always to the three-month period for exercise set forth in Section 6.2; or

10.3.2	notwithstanding the three-month period for exercise set forth in Section 6.2, the extension of the period for the exercise by such Optionees of such Options as are vested and therefore are exercisable by such Optionees on the date at which such Optionee has ceased to be a director of the Corporation from the three-month period for exercise set forth in Section 6.2 to twelve months from the date at which any such Optionee has ceased to be a director of the Corporation.

The election referred to in this Section 10.3 shall be made in writing to the Corporation no later than the date upon which such Optionees cease to be directors of the Corporation upon application of the mandatory retirement policy. The Board shall not, in the event of any such election, be under any obligation to accelerate the date, or extend the exercise period, in accordance with which any Option may be exercised by any other Optionee.

11	MISCELLANEOUS PROVISIONS

11.1	The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price in respect of which the Option is being exercised) and the Corporation shall issue such Shares to the Optionee in accordance with the terms of the Plan in those circumstances. Furthermore, the holder of an Option shall not have any right to vote on any matter.

11.2	Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Corporate Group or affect in any way the right of the Corporate Group to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporate Group to extend the employment of any Optionee beyond the time that he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any present or future retirement policy of the Corporate Group, or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporate Group.

11.3	References herein to any gender include all genders.

12	GOVERNING LAW

12.1	The Plan and any Options granted under the terms of the Plan shall be governed and interpreted in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

13	United States Tax Law Matters

13.1	This Section 13 shall only apply to an Optionee who is a U.S. citizen, U.S. permanent resident or U.S. tax resident or an Optionee for whom a benefit under the Plan would otherwise be subject to U.S. taxation under the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”), and the rulings and regulations in effect thereunder (a “U.S. Optionee”). This Section 13 does not and will not add to or modify the Plan in respect of any other category of Optionee who is not a U.S. Optionee.

13.2	Shares issued in settlement of an Option granted to a U.S. Optionee will be made in “service recipient stock,” as described in U.S. Treasury Regulation 1.409A-1(b)(5)(iii)(E).

13.3	No Option shall be granted to a U.S. Optionee unless the Option Price of such Option shall be not less than 100% of the fair market value of a Share on the Grant Date of such Option (determined by the Committee in a manner that satisfies the requirements of U.S. Treasury Regulation 1.409A-1(b)(5)(iv)).

13.4	It is the intention of the Corporation that no Option shall be “deferred compensation” subject to U.S. Code Section 409A, unless and to the extent that the Committee specifically determine otherwise, and the Plan and the terms and conditions of Options granted to U.S. Optionees shall be interpreted and administered accordingly.

13.5	Each Optionee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Optionee in connection with the Plan (including any taxes and penalties under U.S. Code Section 409A), and neither the Corporation nor any part of the Corporate Group shall have any obligation to indemnify or otherwise hold such Optionee or beneficiary or the Optionee’s estate harmless from any or all such taxes or penalties.

13.6	All provisions of the Plan shall continue to apply to a U.S. Optionee, except to the extent that they have been specifically modified by this Section 13.

14	EFFECTIVE DATE

14.1	The effective date of this BELLUS Stock Option Plan shall be the date on which the Board approved the Plan.